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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 4)

TDC A/S (Name of Issuer)
Ordinary Share of DKK5 each (Title of Class of Securities)
ISIN DK0010253335 (ISIN Number)
Lawrence H. Guffey The Blackstone Group International Limited 40 Berkeley Square London W1J 5AL, U.K. +44 20 7451 4000	Richard Wilson Apax Partners Worldwide LLP 15 Portland Place London W1B 1PT, U.K. +44 20 7572 6300	Kurt Björklund Permira Advisers KB Birger Jarlsgatan 12 114 34 Stockholm Sweden +46 8503 122 00
Oliver Haarmann Kohlberg Kravis Roberts & Co. Ltd. 7 Carlton Gardens London SW1Y 5AD, U.K. +44 20 7839 9800	Copy To: Michael Wolfson, Esq. Simpson Thacher & Bartlett LLP Citypoint One Ropemaker Street London EC2Y 9HU, U.K. +44 20 7275 6500	Gustavo Schwed Providence Equity Partners Limited 78 Brook Street London W1K 5EF, U.K. +44 20 7514 8800
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications) January 12, 2006

(Date of Event which Requires Filing of this Statement)

        If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Nordic Telephone Company ApS

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Denmark

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%*

14.	Type of Reporting Person (See Instructions) CO

*
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Nordic Telephone Company Investment ApS

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Denmark

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) CO, HC

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its indirect ownership of the Nordic Telephone Company ApS.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI-A, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI-1, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI GP, L.P. Inc.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) OO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Apax Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI GP, Co. Ltd

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Apax Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Partners Europe Managers Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization United Kingdom

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Apax Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No.    DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone NSS Communications Partners (Cayman) L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Family Communications Partnership (Cayman) L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%***

14.	Type of Reporting Person (See Instructions) CO, HC

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No.    DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Capital Partners (Cayman) IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No.    DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Capital Partners (Cayman) IV-A L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No.    DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Family Investment Partnership (Cayman) IV-A L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No.    DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Participation Partnership (Cayman) IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No.    DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Communications Management Associates (Cayman) L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No.    DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Management Associates (Cayman) IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No.    DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone FI Communications Associates (Cayman) Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No.    DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone LR Associates (Cayman) IV Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Millennium Fund (Overseas), Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Alberta, Canada

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Associates Millennium (Overseas), Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Alberta, Canada

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Fund (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Millennium Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Fund. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III L.P. 1

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III L.P. 2

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III GmbH & Co KG

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Federal Republic of Germany

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III Co-Investment Scheme

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) OO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Investments Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No.DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Holdings Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No.DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III G.P. Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III G.P. L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II CV3

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Netherlands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II CV4

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Netherlands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II L.P. 1

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II L.P. 2

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira (Europe) Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II Managers L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II Co-Investment Scheme

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) OO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Schroder Ventures Investments Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) CO

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Offshore Partners V L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 4 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Offshore GP V L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Fund (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Partners (Cayman) V Ltd

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) Co

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship with the Providence Fund. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Peter G. Peterson

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) IN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Stephen A. Schwarzman

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

6.	Citizenship or Place of Organization U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14. Type of Reporting Person (See Instructions) IN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Paul J. Salem

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) IN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the Providence Fund. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Glenn M. Creamer

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) IN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the Providence Fund. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

  ISIN No. DK0010253335

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jonathan M. Nelson

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) IN

*
Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the Providence Fund. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share.

        This Amendment No. 4 amends and supplements the statement on Schedule 13D, filed with the Securities and Exchange Commission (the "SEC") on December 9, 2005, as amended by Amendment No. 1 filed with the SEC on December 22, 2005, Amendment No. 2 filed with the SEC on January 10, 2006 and Amendment No. 3 filed with the SEC on January 11, 2006 (the "Schedule 13D") with respect to the shares of DKK5 each ("TDC Shares") issued by TDC A/S, a Danish public limited company with its registered company with its registered office in Copenhagen, registered with the Danish Commerce and Companies Agency under CVR No. 14773908 (the "Issuer"). Each item below amends and supplements the information disclosed under the corresponding item of the Schedule 13D. Unless otherwise indicated herein, terms used but not defined in this Amendment No. 4 shall have the same respective meanings herein as are ascribed to such terms in the Schedule 13D.

Item 4. Purpose of Transaction

        Item 4 of the Schedule 13D is hereby amended and supplemented as follows:

        The Press Release of Nordic Telephone Company ApS (the "Bidder"), dated January 12, 2006 and filed as Exhibit (a)(5)(L) to the Schedule TO, filed by the Bidder and certain other Parties on November 30, 2005 (as amended from time to time the "Schedule TO"), is hereby incorporated by reference.

Item 5. Interest in Securities of the Issuer

        Item 5 of the Schedule 13D is hereby amended and supplemented as follows:

        The information contained on the cover pages of this Schedule 13D and the response to Item 3 of this Schedule 13D are incorporated herein by reference. The Bidder's press release issued on January 12, 2006 and filed as Exhibit (a)(5)(L) to the Schedule TO is incorporated herein by reference. Pursuant to purchases of TDC Shares made on January 11, 2006, the Bidder is the owner of 20,500,000 TDC Shares, which represents approximately 10.3% of the outstanding TDC Shares (based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share).

Item 7. Materials to be Filed as Exhibits

        The following documents are hereby filed as exhibits:

  11.
  Press Release of the Bidder, dated January 12, 2006, incorporated by reference to Exhibit (a)(5)(L) to the Schedule TO.

  12.
  Senior Facilities Agreement dated November 30, 2005 as amended and restated on January 12, 2006, incorporated by reference to Exhibit (b)(4) to the Schedule TO.

  13.
  Bridge Facility Agreement dated November 30, 2005 as amended and restated on January 12, 2006, incorporated by reference to Exhibit (b)(5) to the Schedule TO.

  14.
  PIK Facility Agreement dated November 30, 2005 as amended and restated on January 12, 2006, incorporated by reference to Exhibit (b)(6) to the Schedule TO.

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

NORDIC TELEPHONE COMPANY APS
By:	/s/ RICHARD WILSON	By:	/s/ LAWRENCE H. GUFFEY
Name:	Richard Wilson	Name:	Lawrence H. Guffey
Title:	Director	Title:	Director
By:	/s/ OLIVER HAARMANN	By:	/s/ KURT BJÖRKLUND
Name:	Oliver Haarmann	Name:	Kurt Björklund
Title:	Director	Title:	Director
By:	/s/ GUSTAVO SCHWED
Name:	Gustavo Schwed
Title:	Director
NORDIC TELEPHONE COMPANY INVESTMENT APS
By:	/s/ RICHARD WILSON	By:	/s/ LAWRENCE H. GUFFEY
Name:	Richard Wilson	Name:	Lawrence H. Guffey
Title:	Director	Title:	Director
By:	/s/ OLIVER HAARMANN	By:	/s/ KURT BJÖRKLUND
Name:	Oliver Haarmann	Name:	Kurt Björklund
Title:	Director	Title:	Director
By:	/s/ GUSTAVO SCHWED
Name:	Gustavo Schwed
Title:	Director

For and on behalf of Apax Partners Europe Managers Ltd. as Manager of Apax Europe VI-A, L.P.
By:	/s/ ADRIAN BEECROFT

Name:	Adrian Beecroft
Title:	Authorized Person

For and on behalf of Apax Partners Europe Managers Ltd. as Manager of Apax Europe VI-1 L.P.
By	/s/ ADRIAN BEECROFT

Name:	Adrian Beecroft
Title:	Authorized Person

For and on behalf of Apax Europe VI GP, Co. Ltd. as general partner of Apax Europe VI GP, L.P. Inc.
By	/s/ DENISE FALLAIZE

Name:	Denise Fallaize
Title:	Authorized Person

For and on behalf of Apax Europe VI GP, Co. Ltd.
By	/s/ DENISE FALLAIZE

Name:	Denise Fallaize
Title:	Authorized Person

For and on behalf of Apax Partners Europe Managers Ltd.
By	/s/ ADRIAN BEECROFT

Name:	Adrian Beecroft
Title:	Authorized Person

Blackstone NSS Communications Partners (Cayman) L.P.
By Blackstone Communications Management Associates (Cayman) L.P., its general partner
By Blackstone FI Communications Associates (Cayman) Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Family Communications Partnership (Cayman) L.P.
By Blackstone Communications Management Associates (Cayman) L.P., its general partner
By Blackstone FI Communications Associates (Cayman) Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Capital Partners (Cayman) IV L.P. By Blackstone Management Associates (Cayman) IV L.P., its general partner By Blackstone LR Associates (Cayman) IV Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Capital Partners (Cayman) IV-A L.P. By Blackstone Management Associates (Cayman) IV L.P., its general partner By Blackstone LR Associates (Cayman) IV Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Family Investment Partnership (Cayman) IV-A L.P. By Blackstone Management Associates (Cayman) IV L.P., its general partner By Blackstone LR Associates (Cayman) IV Ltd., its general partner

By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Participation Partnership (Cayman) IV L.P. By Blackstone Management Associates (Cayman) IV L.P., its general partner By Blackstone LR Associates (Cayman) IV Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Communications Management Associates (Cayman) L.P. By Blackstone FI Communications Associates (Cayman) Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Management Associates (Cayman) IV L.P. By Blackstone LR Associates (Cayman) IV Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone FI Communications Associates (Cayman) Ltd.
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone LR Associates (Cayman) IV Ltd.
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Signed by for and on behalf of
KKR Millennium Fund (Overseas), Limited Partnership
By: KKR Associates Millennium (Overseas), Limited Partnership, its general partner
By: KKR Millennium Limited, its general partner
By:	/s/ PERRY GOLKIN
	Name:	Perry Golkin
	Title:	Authorized Person
Signed by for and on behalf of KKR Associates Millennium (Overseas), Limited Partnership
By: KKR Millennium Limited, its general partner
By:	/s/ PERRY GOLKIN
	Name:	Perry Golkin
	Title:	Authorized Person
Signed by for and on behalf of KKR Millennium Limited
By:	/s/ PERRY GOLKIN
	Name:	Perry Golkin
	Title:	Authorized Person

Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe III G.P. Limited as general partner of	)	Alternate Director
Permira Europe III G.P. L.P. as	)
general partner of Permira Europe III L.P. 1)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe III G.P. Limited as general partner of	)	Alternate Director
Permira Europe III G.P. L.P. as	)
general partner of Permira Europe III L.P. 2)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe III G.P. Limited as general partner of	)	Alternate Director
Permira Europe III G.P. L.P. as	)
managing limited partner of Permira Europe III GmbH & Co. KG	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Nominees Limited as nominee for	)	Alternate Director
Permira Investments Limited	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe III G.P. Limited as administrator of	)	Alternate Director
Permira Europe III Co-investment Scheme	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe III G.P. Limited as general partner of	)	Alternate Director
Permira Europe III G.P. L.P.	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe III G.P. Limited	)	Alternate Director
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of Permira Holdings Limited	)	Alistair Boyle
	)	Alternate Director
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe II Managers L.P. as	)	Alternate Director
general partner of Permira Europe II L.P. 1,	)
acting by its general partner	)
Permira (Europe) Limited
)

Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe II Managers L.P. as	)	Alternate Director
general partner of Permira Europe II L.P. 2)
acting by its general partner	)
Permira (Europe) Limited	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe II Managers L.P. as	)	Alternate Director
managing general partner of	)
Permira Europe II C.V. 3)
acting by its general partner	)
Permira (Europe) Limited	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe II Managers L.P. as	)	Alternate Director
managing general partner of	)
Permira Europe II C.V. 4)
acting by its general partner	)
Permira (Europe) Limited	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira (Europe) Limited as manager of	)	Alternate Director
Permira Europe II Co-investment Scheme	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
SV (Nominees) Limited as nominee for	)	Alternate Director
Schroder Ventures Investments Limited	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe II Managers L.P.	)	Alternate Director
acting by its general partner	)
Permira (Europe) Limited	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira (Europe) Limited	)	Alternate Director

PROVIDENCE EQUITY OFFSHORE PARTNERS V L.P.
By: Providence Equity Offshore GP V L.P.,the General Partner

    By: Providence Equity Partners (Cayman) V Ltd., its general partner

By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Person
PROVIDENCE EQUITY OFFSHORE GP V L.P. By: Providence Equity Partners (Cayman) V Ltd., its general partner
By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Person
PROVIDENCE EQUITY PARTNERS (CAYMAN) V LTD.
By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Person
/s/ PAUL J. SALEM Paul J. Salem
/s/ GLENN M. CREAMER Glenn M. Creamer
/s/ JONATHAN M. NELSON Jonathan M. Nelson
/s/ PETER G. PETERSON Peter G. Peterson
/s/ STEPHEN A. SCHWARZMAN Stephen A. Schwarzman

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  Item 4. Purpose of Transaction
  Item 5. Interest in Securities of the Issuer
  Item 7. Materials to be Filed as Exhibits